Exhibit 4.8

EXECUTION VERSION

LETTER OF CREDIT FACILITY AGREEMENT

dated as of

December 24, 2010

among

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

as Borrower,

CAPITAL ONE, N.A.,

as Administrative Agent

and

THE LENDERS PARTY HERETO

-i-

-ii-

Annex 1	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption

-iii-

Schedule 7.01	Corporate Organizational Chart
Schedule 7.05	Litigation
Schedule 7.13	Subsidiaries
Schedule 7.15	Title Exceptions to Properties
Schedule 7.17	Gas Imbalances
Schedule 7.18	Marketing Contracts
Schedule 7.19	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Liens
Schedule 9.05	Investments

-iv-

This Letter of Credit Facility Agreement, dated as of December     , 2010 (the “Effective Date”), is among BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Borrower”), each of the Lenders from time to time party hereto, CAPITAL ONE, N.A. (in its individual capacity, “Capital One”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders and the Issuing Bank provide extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above.

As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning given in the introductory paragraph.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Letter of Credit Facility Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBO Rate for a one month interest period in effect on such day plus 3.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate and the LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Commitment as such percentage is set forth on Annex I or in an Assignment and Assumption Agreement, as the case may be.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender or (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means (a) a CLO or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Petroleum Engineers” means an independent petroleum engineer proposed by the Borrower and approved by the Administrative Agent.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning given in the introductory paragraph.

“BP Intercreditor Agreement” means that certain intercreditor agreement dated of even date herewith by and among Administrative Agent, BP Corporation North America Inc. and Borrower.

“BP Swap Agreement” means that certain ISDA Master Agreement dated October 1, 2009 by and between Borrower and BP Corporation North America Inc., and the confirmations entered into pursuant thereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are authorized or required by law to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital One” has the meaning given it the introductory paragraph.

“Cash Collateral Account” means the account established by Borrower with Administrative Agent for the benefit of the Issuing Bank and the Lenders.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $1,000,000.

“Change in Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interest) of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 25% of the Equity Interest of the Borrower other than, with respect to a merger or consolidation, a transaction in which the Equity Interest of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Equity Interest (other than

Disqualified Capital Stock) of the surviving or transferee Person (or any parent thereof) constituting a majority of the outstanding shares, units or the like, of such Equity Interest of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction;

(d) the first day on which 33 1/3% or more of the members of the Board of Directors of the Borrower are not Continuing Directors;

(e) the first day on which John Hoffman, the chief executive officer of the Borrower as of the Effective Date, is no longer a manager of the Borrower for any reason other than (i) John Hoffman’s death or his “Disability” as defined in his employment agreement with the Borrower as in effect on the Effective Date or (ii) his termination for “cause” pursuant to the terms of such employment agreement as in effect on the Effective Date; or

(f) the first day on which James Hagemeier, the chief financial officer of the Borrower as of the Effective Date, is no longer a manager of the Borrower for any reason other than (i) James Hagemeier’s death or his “Disability” as defined in his employment agreement with the Borrower as in effect on the Effective Date or (ii) his termination for “cause” pursuant to the terms of such employment agreement as in effect on the Effective Date.

Notwithstanding the preceding, a conversion (whether by merger, statutory conversion or otherwise) of the Borrower from a limited liability company to a corporation, or an exchange of all of the outstanding memberships interests in the Borrower for Equity Interest in a corporation, shall not constitute a Change of Control, so long as following such merger, conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interest of the Borrower immediately prior to such transaction continue to Beneficially Own in the aggregate sufficient Equity Interest of such successor corporation to elect a majority of its directors.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means with respect to each Lender, the commitment of such Lender to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s L/C Exposure hereunder, as such commitment may be modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), and “Commitments” means the aggregate amount of the Commitments of all the Lenders. The aggregate of the Commitments on the Effective Date is $75,000,000.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense;

(b) Consolidated Income Tax Expense;

(c) consolidated depletion and depreciation expense of the Borrower and its Restricted Subsidiaries;

(d) consolidated amortization expense or impairment charges of the Borrower and its Restricted Subsidiaries recorded in connection with the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350, Intangibles-Goodwill and Other (formerly Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”);

(e) accretion of asset retirement obligations and other non-cash charges of the Borrower and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(f) so long as the Borrower uses successful efforts or a similar method of accounting for its Oil and Gas Properties, consolidated exploration expense of the Borrower and its Restricted Subsidiaries; and

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period). Notwithstanding the foregoing, Consolidated EBITDAX shall be Consolidated Net Income plus the aforementioned expenses or charges (i) for the most recently ended quarter multiplied by four (4) with respect to the quarter ended December 31, 2010, (ii) for the most recently ended two (2) quarters multiplied by two (2) with respect to the quarter ended March 31, 2011, and (iii) for the most recently ended three (3) quarters multiplied by four thirds (4/3) with respect to the quarter ended June 30, 2011.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign taxes (including state franchise taxes) based on income of the Borrower and its Restricted Subsidiaries for such period as determined in accordance with GAAP, or (for any period in which the Borrower is a partnership or limited liability Borrower) the Tax Amount for such period.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense and without duplication:

(a) interest expense for such period attributable to Capital Lease Obligations and the interest component of any deferred payment obligations;

(b) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(c) non-cash interest expense;

(d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(e) the interest expense on Debt of another Person that is guaranteed by the Borrower or one of its Restricted Subsidiaries or secured by a lien on assets of the Borrower or one of its Restricted Subsidiaries, to the extent such guarantee becomes payable or such lien becomes subject to foreclosure;

(f) costs associated with interest rate obligations under Swap Agreements (including amortization of fees); provided, however, that if such interest rate obligations under Swap Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(g) the consolidated interest expense of the Borrower and its Restricted Subsidiaries that was capitalized during such period; and

(h) all dividends paid or payable in cash, cash equivalents or Debt or dividends accrued during such period on any series of Disqualified Capital Stock of the Borrower or on preferred stock of its Restricted Subsidiaries payable to a party other than the Borrower or a Wholly-Owned Subsidiary;

minus, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP and before any reduction in respect of preferred stock dividends of such Person, less (for any period the Borrower is a partnership or limited liability Borrower) the Tax Amount for such period; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(i) subject to the limitations contained in clauses (c) and (d) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

(ii) the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(b) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(i) subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(c) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interest of any Person;

(d) any extraordinary or nonrecurring gains or losses or nonrecurring other income or expenses, together with any related provision for taxes (and, without duplication, any Restricted Payment for taxes permitted in Section 9.04) on such gains or losses or other income or expenses and all related fees and expenses;

(e) the cumulative effect of a change in accounting principles;

(f) any asset impairment write-downs, including ceiling test writedowns, on oil and gas properties under GAAP or SEC guidelines;

(g) any unrealized non-cash gains or losses or charges in respect of obligations under Swap Agreements (including those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815);

(h) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(i) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

(j) any depreciation, depletion and amortization expense in excess of capital expenditures; and

(k) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company, as applicable, who:

(a) was a member of such Board of Directors on the date hereof; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 25% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all Capital Lease Obligations; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; (l) preferred stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date first written above.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary is treated as a “single employer” under Section 414(b) or (c) of the Code, or solely for the proposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to meet the minimum funding standards under Section 412 of 430 of the Code or Section 303 of ERISA; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the determination that any Plan is considered an “at risk” plan or a plan in endangered or critical status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease; provided, further that Liens described in clauses (a) through (e) shall remain Excepted Liens only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.02(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.01(a) or Section 5.01(c).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means any letter agreement executed in connection with a syndication of this letter of credit facility by the Borrower and the Administrative Agent pertaining to certain fees payable to the Administrative Agent.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranty” means the Guaranty executed by the Guarantors of even date herewith.

“Guarantor” means all Restricted Subsidiaries of Borrower.

“Highest Lawful Rate” means, as to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow. The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means that certain Indenture dated November 23, 2010 by and among Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corp. as Issuers, each of the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, pursuant to which certain 13.75% Senior Secured Notes due 2015 are issued.

“Indenture Trustee” means the trustee under the Indenture.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Capital One.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, the rate appearing on Reuters BBA Libor Rates LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate for dollar deposits of $5,000,000 with a maturity of one month.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalties, production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Guaranties, the BP Intercreditor Agreement, the W&T Intercreditor Agreement and Second Lien Intercreditor Agreement.

“Loan Parties” means the Borrower and each Subsidiary that is a party to any Loan Document.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means (i) the Senior Notes, (ii) the LC Facility, (iii) obligations in respect of the BP Swap Agreement and (iv) other Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement including the BP Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means December     , 2013.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Notes” means the promissory notes of the Borrower described in Section 2.11 and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means, without duplication, (a) all Debt evidenced hereunder, (b) the obligation of the Loan Parties for the payment of the fees payable hereunder or under the other Loan Documents, and (c) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Loan Parties to the Administrative Agent, the Issuer and the Lenders, including reimbursement obligations with respect to LC Disbursements, in each case now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning set forth in Section 12.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Holders” means any Beneficial Owner of Equity Interest of the Borrower on the Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Permitted Tax Distributions” means for any calendar year or portion thereof of the Borrower during which it is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the members of the Borrower on each estimated payment date as well as each other applicable due date to enable the members of the Borrower (or, if any of them are themselves a pass-through entity for U.S. federal income tax purposes, their shareholders, members or partners) to make payments of U.S. federal and state income taxes (including estimates thereof) as a result of the operations of the Borrower and its Subsidiaries during the current and any previous calendar year, not to exceed an amount equal to the amount of each such member’s (or, in the case of a pass-through entity, its shareholders’, members’ or partners’) U.S. federal and state income tax liability resulting solely from the pass-through tax treatment of such member’s interest in the Borrower

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPVA” means Platinum Partners Value Arbitrage Fund L.P.

“Prime Rate” means the prime rate of interest published by the Wall Street Journal from time to time; each change in the Prime Rate shall be effective from and including the date such change is published as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no LC Exposure is outstanding, Lenders having at least sixty-six and two thirds percent (66 2/3%) of the Commitments; and at any time while any LC Exposure is outstanding, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time, and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means:

(a) any dividend or any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Borrower or payable to the Borrower or a Restricted Subsidiary of the Borrower);

(b) the purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower;

(c) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value, any Debt of Borrower or any Restricted Subsidiary that is subordinated to the Obligations; or

(d) make any Investment not permitted by Section Section 9.05 hereof.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain borrowing base credit agreement dated of even date herewith by and among Borrower, Administrative Agent and the lenders signatory thereto wherein the lenders agreed to make loans to Borrower up to $35,000,000.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Intercreditor Agreement” means that certain intercreditor agreement dated of even date herewith by and among Indenture Trustee, Administrative Agent and Borrower.

“Security Agreement” means the Security Agreement executed by Borrower and the Guarantors of even date herewith.

“Security Instruments” means the security agreements, pledge agreements, deposit account control agreements, guaranty agreements and other agreements, instruments or certificates, and any and all other agreements, instruments, certificates or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time, including, without limitation, the Security Agreement.

“Senior Notes” means the 13.75% Senior Secured Notes due 2015 that are issued pursuant to the Indenture.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as Obligations for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax Amount” means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Borrower if it were a Texas corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carry-forwards or other carry-forwards or tax attributes, such as alternative minimum tax carry-forwards, that would have arisen if the Borrower were a Texas corporation shall be taken into account; provided, further, that, if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from the Borrower’s reorganization as, or change in the status to, a corporation for tax purposes.

“Taxable Income” means, for any period, the taxable income or loss of the Borrower for such period for U.S. federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of Texas, or, where applicable as to specific Property, any other relevant state.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Debt other than non-recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) does not guarantee or otherwise directly or indirectly provide credit support for any Debt of the Borrower or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and any Lien of such Subsidiary will be deemed to be incurred as of such date and, if such Debt is not permitted to be incurred pursuant to Section 9.02 hereof, or such Lien is not permitted to be incurred as of such date pursuant to Section 9.03 hereof, then in either case, the Borrower will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“W&T” means W&T Offshore, Inc., a Texas corporation.

“W&T Intercreditor Agreement” means that certain intercreditor agreement dated of even date herewith by and among W&T, Administrative Agent and Borrower.

“W&T Purchase Agreement” means that certain Purchase and Sale Agreement dated September 14, 2009 between Borrower and W&T under which Borrower has plugging and abandonment obligations with respect to property purchased thereunder.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”.

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

Letters of Credit

Section 2.01 General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit in dollars for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In no event shall the aggregate face amount of the Letters of Credit issued under this Agreement result in (a) a Lender’s LC Exposure exceeding such Lender’s Commitment or (b) the total LC Exposure exceeding the total Commitment. The reimbursement obligations of Borrower for LC Disbursements shall be evidenced by Notes. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

Section 2.02 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit issued by such Issuing Bank to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.03); (iv) specifying the amount of such Letter of Credit; and (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Borrower shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed the Commitment.

Section 2.03 Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is twenty (20) Business Days prior to the Maturity Date.

Section 2.04 Participations. By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.04, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.04 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.05 Reimbursement.

(a) If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to make such payment when due, the Administrative Agent shall deduct such payment from the Cash Collateral Account. In the event the funds in the Cash Collateral Account are insufficient to cover such payment, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the manner provided in Section 2.05(b), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.05(a), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.05(a) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.05(a) to reimburse any Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the LC Disbursement that such Lender will not make available to the Administrative Agent such Lender’s share of such LC Disbursement, the Administrative Agent may assume that such Lender has made such share available on such date. In such event, if a Lender has not in fact made its share of the applicable LC Disbursement available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such LC Disbursement is made to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, at the interest rate set forth in Section 2.08.

Section 2.06 Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(b) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any

Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.07 Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

Section 2.08 Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to Alternate Base Rate plus 2%. Interest accrued pursuant to this Section 2.08 shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

Section 2.09 Replacement of an Issuing Bank. Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.01(a). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

Section 2.10 Notes. Any Lender may request that its participation in Letters of Credit and Borrower’s reimbursements related thereto be evidenced by a single promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. If any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of any Lender who requested a Note hereunder in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced.

ARTICLE III

Fees and Interest

Section 3.01 Fees.

(a) Letter of Credit Fees. The Borrower agrees to pay (i) to each Issuing Bank, for its own account, a Letter of Credit fee, equal to 1% per annum of the stated face amount of each Letter of Credit upon its issuance and annually upon any renewal thereof, and (ii) to each Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder. The Letter of Credit fee shall be payable upon issuance and upon any renewal of such Letter of Credit. Any other fees payable to an Issuing Bank pursuant to this Section 3.01(b) shall be payable within 10 days after demand. All Letter of Credit fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon between the Borrower and the Administrative Agent.

Section 3.02 Post-Default Rate.

Notwithstanding the foregoing, if any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to Alternate Base Rate plus two percent (2%), but in no event to exceed the Highest Lawful Rate.

Section 3.03 Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If the Agent or any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 4.02 or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then such Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05 or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE V

Taxes; Illegality; Defaulting Lenders

Section 5.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.01(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.01 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) Tax Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.01, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.01 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 5.02 Mitigation Obligations .

(a) Designation of Different Lending Office. If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.01, then such Lender shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.01, (ii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (B) require such Lender to be removed as a Lender under this Agreement and the other Loan Documents with a corresponding reduction in the Commitment equal to such Lender Applicable Percentage of the Commitment; provided that, (1) in the case of a required assignment of interest, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 5.01, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.03 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ LC Exposures does not exceed the total of all non-Defaulting Lenders’ Commitment and (y) the conditions set forth in Section 6.02 are satisfied at such time; and

(ii) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.01 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(iii) if any Defaulting Lender’s LC Exposure is not reallocated pursuant to this Section 5.03(a), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.01(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated; and

(b) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.03(a)(i) (and Defaulting Lenders shall not participate therein).

(c) In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such participations in the Letters of Credit of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such participations in accordance with its Applicable Percentage.

ARTICLE VI

Conditions Precedent

Section 6.01 Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party.

(d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit B, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments.

(g) The Administrative Agent shall have received the opinions of Vinson Elkins LLP, special counsel to the Borrower, in form and substance satisfactory to Administrative Agent.

(h) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(i) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(j) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a).

(k) The Administrative Agent shall have received appropriate judgment, tax, bankruptcy and UCC search certificates reflecting no prior judgment or taxes are outstanding or unpaid by the Borrower or Liens encumbering the Properties of the Borrower for each of the following jurisdictions: Louisiana, Texas, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(l) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that all Liens granted in favor of PPVA Black Elk (Cayman) Ltd. as collateral agent thereunder have been released or assigned to the Administrative Agent for the benefit of the Lenders.

(m) The Administrative Agent shall be reasonably satisfied that the Borrower has commenced the transfer to or establishment with the Administrative Agent, as the case may be, of all of the deposit, escrow and investment accounts of the Borrower and its Subsidiaries.

(n) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the BP Intercreditor Agreement, the Second Lien Intercreditor Agreement and the W&T Intercreditor Agreement.

(o) The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably request.

Section 6.02 Each Credit Event. The obligation of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or condition that has or could reasonably be expected to have a Material Adverse Effect shall have occurred.

(c) The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d) The issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The receipt by the Administrative Agent of a request for a Letter of Credit in accordance with Section 2.02.

Each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. Schedule 7.01 is an accurate corporate organizational chart of Borrower and its Subsidiaries sharing the ownership of all Equity Interests in such Persons.

Section 7.02 Authority; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2009, all reported on by a firm of independent public accountants acceptable to the Administrative Agent and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since September 30, 2010, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect), to the knowledge of Borrower:

(a) neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b) no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g) neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults. Except as could not be reasonably be expected to have a Material Adverse Effect:

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien relating to Taxes described in the first sentence of this Section 7.09 has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, taken as a whole, none of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. To the knowledge of Borrower there is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions known to the Borrower in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. The Borrower has, and has caused all its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13 Subsidiaries. Schedule 7.13 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower. As of the Effective Date there are no Unrestricted Subsidiaries.

Section 7.14 Location of Business and Offices. The Borrower’s jurisdiction of organization is Texas; the name of the Borrower as listed in the public records of Texas is Black Elk Energy Offshore Operations, LLC; and the organizational identification number of the Borrower in Texas is 80099957 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and organizational identification number in its jurisdiction of organization is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.15 Properties; Titles, Etc.

(a) Except as disclosed in Schedule 7.15, each of the Borrower and the Restricted Subsidiaries has good and defensible title to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (excluding, to the extent this representation and warranty is deemed to be made after the Effective Date, any such Oil and Gas Properties sold or transferred in compliance with Section 9.11) and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the material Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.16 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) to the knowledge of Borrower, none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.16 could not reasonably be expect to have a Material Adverse Effect).

Section 7.17 Gas Imbalances, Prepayments. As of the date hereof, except as set forth on Schedule 7.17 or otherwise disclosed in writing to the Administrative Agent, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor

Section 7.18 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.18, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.19 Swap Agreements. Schedule 7.19, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.20 Use of Loans and Letters of Credit. The Letters of Credit shall be used to support the Borrower’s plugging and abandonment obligations. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21 Solvency. Before and after giving effect to the Transactions, (a) the aggregate assets, at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower on a consolidated basis, as the Debt becomes absolute and matures, (b) none of the Borrower nor any Subsidiary will have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt as such Debt becomes absolute and matures and (c) none of the Borrower nor any Subsidiary will have (nor will have any reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Borrower, its audited consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants proposed by Borrower and approved by the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Swap Agreements. On or before March 1 and July 1 of each year, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of the Borrower or any such Subsidiary, to such letter or report.

(g) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i) Notice of Casualty Events. Prompt written notice, and in any event within five (5) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j) Information Regarding the Loan Parties. Prompt written notice (and in any event within ten (10) Business Days prior thereto) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify the Borrower in the conduct of its business or in the ownership of its Properties, (ii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Loan Party is incorporated or formed, (iii) in any Loan Party’s jurisdiction of organization or any Loan Party’s organizational identification number in such jurisdiction of organization, and (iv) in any Loan Party’s federal taxpayer identification number.

(k) Production Report and Lease Operating Statements. Within 45 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(l) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(m) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material producing Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its proved producing Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its proved producing Oil and Gas Properties and other material Properties.

(e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (iv) establish and implement, and shall cause each Subsidiary to establish and implement, such reasonable procedures as may be necessary to assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action could reasonably result in a Material Adverse Effect.

(c) The Borrower will, and will cause each Subsidiary to, undertake reasonable environmental audits in connection with any future acquisitions of producing Oil and Gas Properties.

Section 8.11 Further Assurances.

(a) The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

Section 8.12 ERISA Compliance. In addition to and without limiting the generality of Section 8.09, the Borrower shall and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such failure to comply could not reasonably be expected to have Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 8.13 New Subsidiaries. Neither the Borrower nor any Subsidiary shall form or acquire any Subsidiaries without the prior written consent of the Administrative Agent and the Required Lenders, other than the formation or acquisition by the Borrower of Subsidiaries in compliance with Section 8.14.

Section 8.14 New Subsidiary Requirements. Concurrently with the acquisition or formation of any subsidiary which is to be a Restricted Subsidiary and prior to the Borrower’s advancing or contributing any amounts to or into such Restricted Subsidiary (other than the minimum organizational costs such as filing fees), the Borrower shall cause to be delivered to the Administrative Agent for the benefit of the Lenders, (i) the Guaranty and a Security Agreement executed by such Restricted Subsidiary, (ii) all documents and instruments, including UCC Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under such Security Agreement, (iii) UCC searches, all dated reasonably close to the date of the Security Agreement and in form and substance satisfactory to the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that any Liens indicated in such UCC searches are Excepted Liens or have been released, (iv) the corporate resolutions or similar approval documents of such Restricted Subsidiary approving the execution and delivery of the Guaranty and the Security Agreement by such Restricted Subsidiary, (v) the corporate resolutions or similar approval documents of the Borrower or other Loan Party approving the execution and delivery of the Security Agreement by the Borrower or other Loan Party, and (vi) the legal opinion acceptable to the Administrative Agent, opining favorably on the execution, delivery and enforceability of the Guaranty and the Security Agreement and otherwise being in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

Section 8.15 Establishment and Maintenance of Accounts. Within ninety (90) days of the Effective Date, the Borrower shall cause all of the deposit, escrow and investment accounts of the Borrower and its Subsidiaries to be held with the Administrative Agent. At all times thereafter, the Borrower shall and shall cause its Subsidiaries to maintain all of their respective deposit, escrow and investment operating accounts with the Administrative Agent.

Section 8.16 Cash Collateral Agent. The Borrower shall at all times maintain a balance in the Cash Collateral Account equal to the aggregate stated face amount of all Letters of Credit issued hereunder but in no event less than $70,000,000.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Current Ratio. The Borrower will not permit, at any time, its ratio of (i) consolidated current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities of the Borrower and the Restricted Subsidiaries (excluding outstanding Obligations hereunder and non-cash obligations under FAS 133) to be less than 1.0 to 1.0.

(b) Interest Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending December 31, 2010, its ratio of (i) Consolidated EBITDAX of the Borrower and the Restricted Subsidiaries for the trailing four quarter period then ended to (ii) Consolidated Interest Expense paid by the Borrower and the Restricted Subsidiaries during such period to be less than 3.0 to 1.0.

(c) Leverage Ratio. Commencing upon the quarter ended December 31, 2010, the Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) total Debt of the Borrower and the Restricted Subsidiaries as of such date to (ii) Consolidated EBITDAX of the Borrower and the Restricted Subsidiaries for the trailing four quarter period then ended to exceed 2.5 to 1.0.

Section 9.02 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents.

(b) Debt of Borrower and its Subsidiaries with respect to the Senior Notes.

(c) Debt of the Borrower and its Subsidiaries existing on the date hereof that is reflected in the Financial Statements and described on Schedule 9.02.

(d) Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties, including, guarantees and obligations of the Borrower and its Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed), in connection with the operation of the Oil and Gas Properties in the ordinary course of business.

(e) intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Restricted Subsidiaries.

(f) endorsements of negotiable instruments for collection in the ordinary course of business.

(g) Debt incurred in the ordinary course of Borrower’s business in connection with Swap Agreements provided they are permitted under Section 9.17 of this Agreement.

(h) Debt of Unrestricted Subsidiaries for which neither the Borrower nor any Restricted Subsidiary shall be liable as an obligor, under any guarantee or otherwise.

(i) Debt under Swap Agreements permitted by Section 9.17.

Section 9.03 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations.

(b) Liens securing the Senior Notes that are permitted by the Intercreditor Agreement.

(c) Excepted Liens.

(d) Liens existing on the Effective Date and described on Schedule 9.03.

(e) Liens in favor of any Lender to secure Swap Agreements.

(f) Liens securing the BP Swap Agreement that are permitted by the BP Intercreditor Agreement.

(g) Liens on the assets of Unrestricted Subsidiaries securing Debt permitted under Section 9.02(h).

Section 9.04 Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests. Notwithstanding the foregoing, Borrower may make (a) Permitted Tax Distributions up to forty percent (40%) of the Consolidated Net Income of the Borrower provided no Default or Event of Default exists or would exist after giving effect to any such distribution and (b) in any calendar year, distributions to its members in an amount that does not exceed fifty percent (50%) of the Consolidated Net Income for the Borrower after giving effect to the Permitted Tax Distributions made pursuant to (a) for the immediately prior calendar year, as reflected in the financial statements provided pursuant to Section 8.01; provided, such distributions may be made only so long as (i) no Default or Event of Default exists or would exist after giving effect to any such distribution, and (ii) there is at least thirty percent (30%) of undrawn availability under the Borrowing Base after such distribution is made.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g) subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties, gas gathering, processing and transportation systems and all other assets contemplated by the permitted business of Borrower located within the geographic boundaries of the United States of America.

(h) entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons;

provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02.

Section 9.06 Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company with midstream, marketing and trading components. From and after the Effective Date, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries or territorial waters of the United States and will not acquire or form any Foreign Subsidiaries.

Section 9.07 Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $20,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Notes/Loans. The Borrower will not permit the Loans or the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations U, T or X of the Board, as the case may be.

Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. Neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that (a) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Restricted Subsidiary (provided that such Restricted Subsidiary shall be the continuing or surviving Person) and any Unrestricted Subsidiary may merge with another Unrestricted Subsidiary and (b) in the case of an Unrestricted Subsidiary merging into Borrower, no Default or Event of Default shall result.

Section 9.11 Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any asset, including, without limitation, Property containing proved reserves constituting a portion of the Borrowing Base or to issue or sell any Equity Interests in the Company or any of its Restricted Subsidiaries except for:

(a) a transfer of assets between or among any of the Borrower and its Restricted Subsidiaries;

(b) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;

(c) the sale, lease or other disposition of hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the oil and gas business;

(d) the sale or other disposition of cash or cash equivalents; and

(e) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that

(1) 100% of the consideration received in respect of such sale or other disposition shall be cash,

(2) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or the Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect),

(3) if such sale or other disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has provided contributing value in the Borrowing Base then in effect as determined by the Required Lenders, individually or in the aggregate, such sale or disposition shall be subject to the written consent of the Administrative Agent, not to be unreasonably withheld, and the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report, and

(4) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Loan Parties) unless

(a) such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate;

(b) the Borrower delivers to the Administrative Agent:

(i) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors of Borrower set forth in an officers’ certificate certifying that such transaction(s) complies with this covenant and that such transaction(s) has been approved by a majority of the members of the board of directors;

(ii) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $15.0 million, the Borrower delivers to the Administrative Agent a written opinion that such transaction(s) is fair, from a financial point of view, to the Borrower and its Restricted Subsidiaries, taken as a whole, or that such transaction(s) is not less favorable to the Borrower and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of recognized standing;

(c) so long as PPVA is an Affiliate of the Borrower, with respect to any such transaction or series of related transactions, between the Borrower or any of its Restricted Subsidiaries, on the one hand, and PPVA or any of its Affiliates (other than the Borrower or any of its Restricted Affiliates), on the other, the chief executive officer of the Borrower delivers to the Administrative Agent an officers’ certificate certifying that such transaction(s) complies with this Section 9.13 and that such transaction(s) has been approved by a majority of the members of the board of directors; and

(d) so long as PPVA is an Affiliate of the Borrower, with respect to any such transaction or series of related transactions, between John Hoffman or any of his Affiliates (other than the Borrower or any of its Restricted Subsidiaries), on the one hand, and the Borrower or any of its Restricted Subsidiaries, on the other, PPVA delivers to the Administrative Agent a certificate certifying that such transaction(s) complies with this Section 9.13 and that such transaction(s) has been approved by a majority of the members of the board of directors.

Section 9.14 Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create or acquire any additional Subsidiary the prior written consent of the Administrative Agent and the Required Lenders, other than the creation or acquisition by the Borrower of Subsidiaries in compliance with Section 8.16. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11. Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, restricts any Loan Party from paying dividends or making distributions to any other Loan Party, restricts any Loan Party from making loans or advances to any other Loan Party, or restricts any Loan Party from transferring any of its properties or assets to any other Loan Party or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement, the Security Instruments, or the documents evidencing the LC Facility, (b) the Senior Notes and the Indenture, (c) applicable law, rule, regulation or order, (d) any instrument governing Debt or Equity Interests of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interests were incurred or issued in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those instruments; provided, that, in the case of Debt, such Debt was permitted by the terms hereof to be incurred; (e) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business and consistent with past practices; (f) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the transfer of any of its properties to any Loan Party, (g) any agreement for the sale or other disposition of a Restricted Subsidiary of the Borrower that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (h) agreements governing other Debt of the Borrower and one or more Restricted Subsidiaries permitted herein, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those provided herein, (i) Liens permitted to be incurred under Section 9.03 hereof that limit the right of the debtor to dispose of the assets subject to such Liens, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, and stock sale agreements entered into in the ordinary course of business, and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 9.16 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) with a maximum term of 36 months and (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 60% for the months of July through November and 75% for the months of December through June of the reasonably anticipated total volume of projected production from proved, developed, producing Oil and Gas Properties, for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, (for purposes of this clause (iii), Purchaser puts and flows shall be excluded) (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate, and (c) BP Swap Agreements. In no event shall any Swap Agreement to which the Borrower or any Subsidiary is a party contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post cash or other collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures. In addition to the foregoing, no Swap Agreement that has been used in the calculation of the Borrowing Base may be cancelled, liquidated or “unwound” without the prior written consent of the Administrative Agent.

Section 9.18 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any interest on or principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any fee or other amount when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made in any material respect.

(c) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(h), Section 8.01(j), Section 8.02, Section 8.03 or ARTICLE IX.

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a) or Section 10.01(c)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(e) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity.

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(i) the Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(j) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(k) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(m) a Change in Control shall occur.

(n) The occurrence of a default or event of default (as defined therein) under the Indenture, the LC Facility, the BP Swap Agreement, the W&T Purchase Agreement, which is not cured within the applicable grace periods provided therein.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes, together with accrued interest thereon and all fees and the other obligations of the Borrower accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to fees; third, pro rata to Obligations referred to in Clause (b) of the definition of Obligations owing to a Lender or an Affiliate of a Lender; fourth, to any other Obligations; fifth, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Administrative Agent

Section 11.01 Appointment; Powers.

Each of the Lenders and each Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agent as Lender. Each bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Andrews Kurth LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Authority to Release Collateral and Liens. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10 Filing of Proofs of Claim. In case of any Default or Event of Default under Section 10.01(f), Section 10.01(g) or Section 10.01(h), the Administrative Agent (regardless of whether the LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the LC Exposure and all other Obligations that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains its right to file and prove a claim separately.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Black Elk Energy Offshore Operations, LLC, 11451 Katy Freeway, Suite 500, Houston, Texas 77079, Attention James Hagemeier (Telecopy No. (281) 598-8601), with a copy to Vinson & Elkins LLP, First City Tower, 1001 Fannin St., Suite 2500, Houston, Texas 77002, Attention: Craig Murray (Telecopy No. (713) 615-5383);

(ii) if to the Administrative Agent, to it at Capital One, N.A., 5718 Westheimer Road, Suite 1430, Houston, Texas 77057, Attention Eric Broussard (Telecopy No. (713)435-5106, with a copy to Andrews Kurth LLP, 600 Travis St., Suite 4200, Houston, Texas 77002, Attention Tammy Brennig (Telecopy No. (713) 238-7201);

(iii) if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any of the collateral (other than as provided in Section 11.09), or (vi) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.13 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or by any other Loan Document, (ii) the failure of the Borrower or any Subsidiary to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any loan or Letter of Credit or the use of the proceeds therefrom, including, without limitation, (A) any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by such Issuing Bank if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (B) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the documents presented in connection therewith, (v) the operations of the business of the Borrower and its Subsidiaries by the Borrower and its Subsidiaries, (vi) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments,

(vii) any Environmental Law applicable to the Borrower or any Subsidiary or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (viii) the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (ix) the past ownership by the Borrower or any Subsidiary of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (x) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by the Borrower or any Subsidiary or any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, (xi) any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (xii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any indemnitee is a party thereto, and such Indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (b) relate to agreements, or obligations to which Borrower and its subsidiaries are not parties, (c) relate to claims between or among any of the lenders, the agent or any of their shareholders, partners or members, or (d) relate to laws, rules or regulations affecting the lenders or the agent and not the borrower or the subsidiaries, or (e) in respect of any property for any occurrence arising from the acts or omissions of the agent or any lender during the period after which such person, its successors or assigns shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower and the Indemnified Parties shall not assert, and hereby waive, any claim against each other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender that is not a Defaulting Lender, an Affiliate of a Lender that is not a Defaulting Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and (2) the Administrative Agent, provided that no such consent shall be required for an assignment to an assignee that is a Lender that is not a Defaulting Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $10,000,000, unless, in each case, each of the Borrower, the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and (5) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.01(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent or the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01(a), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to any choice-of-law provisions that would require the application of the law of another jurisdiction; provided, to the extent any of the Security Instruments recite that they are governed by the law of another jurisdiction, or any action or event taken thereunder requires application of or compliance with the law of another jurisdiction, such provisions and concepts shall apply.

(b) Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas, and, by execution and delivery of this Agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude a party from obtaining jurisdiction over another party in any court otherwise having jurisdiction.

(c) Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address specified in Section 12.01 or such other address as is specified pursuant to Section 12.01 (or its assignment and assumption), such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of a party or any holder of a note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against another party in any other jurisdiction.

(d) Each party hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledges that it has been induced to enter into this Agreement, the Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body; provided Borrower has been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided Borrower has been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to that party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions, as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.12 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms and conditions of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents; and that it recognizes that certain of the terms of this Agreement and the other Loan Documents may result, subject to the terms hereof and thereof and applicable law, in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other loan documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and each Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialmen) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.14 US Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.15 Interest Rate Limitation. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan

Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate. To the extent that the Highest Lawful Rate applicable to a Lender is at any time determined by Texas law, such rate shall be the “weekly ceiling” described in the Texas Finance Code, Chapter 303, as amended; provided, however, to the extent permitted by such Finance Code, the Lenders from time to time by notice from the Administrative Agent to Borrower may revise the aforesaid election of such interest rate ceiling as such ceiling affects the then-current or future balances of the LC Disbursements under the Notes. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, if the maturity of the Notes or the obligations in respect of the other Loan Documents are accelerated for any reason, or in the event of prepayment of all or any portion of the Notes or the obligations in respect of the other Loan Documents by the Borrower or in any other event, earned interest on the LC Disbursements and such other obligations of the Borrower may never exceed the maximum amount permitted by applicable law, and any unearned interest otherwise payable under the Notes or the obligations in respect of the other Loan Documents that is in excess of the maximum amount permitted by applicable law shall be cancelled automatically as of the date of such acceleration or prepayment or other such event and, if theretofore paid, shall be credited on the principal of the Notes or, if the principal of the Notes has been paid in full, refunded to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with the Loan Documents.

[Signatures Begin Next Page]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ James Hagemeier
James Hagemeier Vice President

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

CAPITAL ONE, N.A.

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDER:

CAPITAL ONE, N.A.

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President

Signature Page to Credit Agreement

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Commitment
Capital One, N.A.	100.00%	$75,000,000.00

TOTAL	100.00%	$75,000,000.00

Annex I-1

EXHIBIT A

FORM OF NOTE

$[ ]	December , 2010

FOR VALUE RECEIVED, BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Borrower”) hereby promises to pay to the order of [                        ] (the “Lender”), the lesser of (i) [                        ] DOLLARS ($[            ]) and (ii) the aggregate unpaid LC Exposure of the Lender pursuant to the Facility Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Facility Agreement referred to below, on the dates and in the amounts set forth in the Facility Agreement. All capitalized terms used herein and not otherwise defined that are defined in the Facility Agreement have the meanings as defined in the Facility Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until such principal amount is paid in full, at the place and at such interest rates as are specified in the Facility Agreement.

This Note is one of the Notes referred to in, and the Note and all provisions herein are entitled to the benefits and are subject to the terms of, the Letter of Credit Facility Agreement, dated as of December     , 2010, among the Borrower, Capital One, N.A., as Administrative Agent, and the lenders signatory thereto (including the Lender) (as the same may be amended or otherwise modified from time to time, the “Facility Agreement”).

The obligations of the Borrower hereunder are secured by the Security Documents (subject to the limitations contained in the Security Documents and the Facility Agreement). The Facility Agreement, among other things, (a) provides for the making of advances by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Facility Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate.

The Borrower waives grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate or acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto.

Exhibit A-1

This Note shall be governed by and construed under the laws of the State of Texas and the applicable laws of the United States of America.

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                                ] of BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Letter of Credit Facility Agreement dated as of December     , 2010 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Capital One, N.A., as Administrative Agent and the lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified), to my knowledge after reasonable investigation:

(a) The representations and warranties of the Borrower contained in ARTICLE VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b) The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c) Since [                    ], 20[    ], no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d) There exists no Default or Event of Default [or specify Default and describe].

(e) Attached hereto as Exhibit A are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [                    ].

EXECUTED AND DELIVERED this [            ] day of [                    ], 20[    ].

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:
Name:
Title:

Exhibit B-1

FINANCIAL COVENANT CALCULATION WORKSHEET

Summary of Financial Ratios

Section 9.01 Financial Covenants

In Compliance?
Current Ratio	min. 1.0 to 1.0
Interest Coverage Ratio	min. 3.0 to 1.0
Leverage Ratio	max. 2.5 to 1.0

Current Ratio

Total Consolidated Current Assets	=	$	=
Total Consolidated Current Liabilities		$

Interest Coverage Ratio

Total Consolidated EBITDAX	=	$	=
Total Consolidated Interest Expense		$

Leverage Ratio

Total Debt	=	$	=
Total Consolidated EBITDAX		$

Exhibit B-2

Current Ratio

Section 9.01 Financial Covenants

Consolidated Current Assets	$
(+) Unused Commitments	$
(-) Derivative assets	$
Total Consolidated Current Assets	$

Consolidated Current Liabilities	$
(-) Derivative liabilities	$
Total Consolidated Current Liabilities	$

Current Ratio

Exhibit B-3

Interest Coverage Ratio

Section 9.01 Financial Covenants

Consolidated EBITDAX	Q__ 20__
Consolidated Net Income	$
Consolidated Interest Expense	$
Consolidated Income Tax Expense	$
consolidated depletion and depreciation expense of the Borrower and its Restricted Subsidiaries;	$

consolidated amortization expense or impairment charges of the Borrower and its Restricted Subsidiaries recorded in connection with the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350, Intangibles-Goodwill and Other (formerly Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”);

$

accretion of asset retirement obligations and other non-cash charges of the Borrower and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

$
Other non-cash charges (Unrealized gain / (loss) on derivatives)	$
so long as the Borrower uses successful efforts or a similar method of accounting for its Oil and Gas Properties, consolidated exploration expense of the Borrower and its Restricted Subsidiaries; and	$
Total Consolidated EBITDAX[1]	$

[1]

Consolidated EBITDAX shall be Consolidated Net Income plus the aforementioned expenses or charges (i) for the most recently ended quarter multiplied by four (4) with respect to the quarter ended December 31, 2010, (ii) for the most recently ended two (2) quarters multiplied by two (2) with respect to the quarter ended March 31, 2011, and (iii) for the most recently ended three (3) quarters multiplied by four thirds (4/3) with respect to the quarter ended June 30, 2011.

Exhibit B-4

Consolidated Interest Expense	Q__ 20__
interest expense for such period attributable to Capital Lease Obligations and the interest component of any deferred payment obligations;	$

amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

$
non-cash interest expense;	$
commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;	$

the interest expense on Debt of another Person that is guaranteed by the Borrower or one of its Restricted Subsidiaries or secured by a lien on assets of the Borrower or one of its Restricted Subsidiaries, to the extent such guarantee becomes payable or such lien becomes subject to foreclosure;

$

costs associated with interest rate obligations under Swap Agreements (including amortization of fees); provided, however, that if such interest rate obligations under Swap Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

$
the consolidated interest expense of the Borrower and its Restricted Subsidiaries that was capitalized during such period; and	$

all dividends paid or payable in cash, cash equivalents or Debt or dividends accrued during such period on any series of Disqualified Capital Stock of the Borrower or on preferred stock of its Restricted Subsidiaries payable to a party other than the Borrower or a Wholly-Owned Subsidiary;

$
Total Consolidated Interest Expense	$

Interest Coverage Ratio

Exhibit B-5

Leverage Coverage Ratio

Section 9.01 Financial Covenants

Debt	Q__ 20__
(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;	$
(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;	$
(c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services;	$
(d) all Capital Lease Obligations;	$
(e) all obligations under Synthetic Leases;	$
(f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;	$

(g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

$
(h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others;	$

(i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

$
(j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;	$
(k) Disqualified Capital Stock;	$
(l) preferred stock; and	$
(m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.	$
Total Debt	$

Exhibit B-6

Consolidated EBITDAX	Q__ 20__
Consolidated Net Income	$
Consolidated Interest Expense	$
Consolidated Income Tax Expense	$
consolidated depletion and depreciation expense of the Borrower and its Restricted Subsidiaries;	$

consolidated amortization expense or impairment charges of the Borrower and its Restricted Subsidiaries recorded in connection with the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350, Intangibles-Goodwill and Other (formerly Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”);

$

accretion of asset retirement obligations and other non-cash charges of the Borrower and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

$
Other non-cash charges (Unrealized gain / (loss) on derivatives)	$
so long as the Borrower uses successful efforts or a similar method of accounting for its Oil and Gas Properties, consolidated exploration expense of the Borrower and its Restricted Subsidiaries; and	$
Total Consolidated EBITDAX	$

Leverage Ratio

Exhibit B-7

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Letter of Credit Facility Agreement, dated as of December     , 2010 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Facility Agreement”), among Black Elk Energy Offshore Operations, LLC, the Lenders named therein and Capital One, N.A., as Administrative Agent for the Lenders. Capitalized terms defined in the Facility Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Facility Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and LC Exposure owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Facility Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Facility Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Facility Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent (with a copy to the Borrower) together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.01 of the Facility Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Facility Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Facility Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of Texas.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Exhibit C-1

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%
LC Exposure:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

Exhibit C-2

The undersigned hereby consent to the within assignment:2

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company	CAPITAL ONE, N.A.

By:	By:
Name:	Name:
Title:	Title:

[2]	Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

Exhibit C-3

SCHEDULE 7.01

CORPORATE ORGANIZATIONAL CHART

Schedule 7.01-1

SCHEDULE 7.05

LITIGATION

None.

Schedule 7.05-1

SCHEDULE 7.13

SUBSIDIARIES

Name of Subsidiary	Ownership Interest of the Borrower
Black Elk Energy Operations, LLC	100%
Black Elk Energy Finance Corp.	100%

Schedule 7.13-1

SCHEDULE 7.15

TITLE EXCEPTIONS TO PROPERTIES

None.

Schedule 7.15-1

SCHEDULE 7.17

GAS IMBALANCES

Field Name	Est. Gas Imbalance as of October 31, 2010 (MMBTU)	Price	Total
Total Liability	513,455	$4.62	$2,369,666

Schedule 7.17-1

SCHEDULE 7.18

MARKETING CONTRACTS

American Midstream	Natural Gas
Cima Energy Ltd.	Natural Gas
J.P. Morgan Ventures Energy Corporation	Natural Gas
Upstream Energy Services LP	Natural Gas
Chevron	Natural Gas
ConocoPhillips	Natural Gas
Panther Pipeline	Natural Gas
Plains Marketing LP	Crude Oil
Koch	Crude Oil
Shell Trading (US) Company	Crude Oil
Texon LP	Crude Oil

Schedule 7.18-1

SCHEDULE 7.19

SWAP AGREEMENTS

	Crude Oil		Natural Gas
Period	Volume (Bbls)	Contract Price ($/Bbl)	Volume (MMBtu)	Contract Price ($/MMBtu)
Swaps:
10/10 - 12/10	42,133	$81.22
1/11 - 12/11	25,400	$81.22
1/12 - 12/12	17,050	$81.22
10/10 - 12/10	4,500	$81.14	30,750	$5.89
1/11 - 12/11	2,600	$81.14	6,250	$5.89
1/12 - 12/12	1,900	$81.14	5,250	$5.89
10/10 - 12/10	900	$83.50	166,000	$5.70
1/11 - 12/11	200	$83.50	78,500	$5.70
1/12 - 7/12	200	$83.50	53,000	$5.70
10/10 - 12/10			166,154	$5.89
1/11 - 12/11			93,569	$5.89
1/12 - 12/12			26,838	$5.89
11/10 - 12/10	67,500	$85.90	595,000	$5.00
1/11 - 12/11	41,500	$85.90	321,000	$5.00
1/12 - 12/12	27,500	$85.90	112,000	$5.00
1/13 - 12/13	19,750	$85.90	47,000	$5.00
1/14 - 12/14	15,000	$65.00

Schedule 7.19-1

SCHEDULE 9.02

EXISTING DEBT

Creditor	Interest Rate	Outstanding as of Q3 2010 (in thousands)
First Insurance/note payable	3.25%	$2,997
Synergy Bank/note payable	6.5%	$71

Schedule 9.02-1

SCHEDULE 9.03

LIENS

1.	Synergy Bank: Purchase money security interest in barge (La Fourche Parish, Louisiana)

2.

W&T Offshore, Inc. relating to those properties designated as “Non-Operated” acquired from W&T pursuant to the Mortgage, Deed of Trust, Collateral Assignment, Security Agreement and Financing Statement (Cameron and Plaquemines Parish, Louisiana and in Texas)

3.	Mariner Energy, Inc. – relating to collateral associated with Eugene Island Area, Block 53 SW/4 (Cameron Parish, Louisiana and in Texas) *

4.	Mariner Energy, Inc. – relating to collateral associated with Ewing Bank, Block 966 (Plaquemines Parish, Louisiana and in Texas) *

5.	Key Energy Services, Inc. – to secure payment and other obligations under any master service agreement, rental or other agreement, purchase order, work order or other arrangement (Texas)

6.	W&T Escrow Accounts – W&T has a first priority lien with an affiliate of Platinum holding a second lien for the benefit of BP.

*

Liens filed with respect to operating agreements as a precautionary measure. Mariner has a right to a Lien in the event of a default under such operating agreement. As of the Effective Date, there is no event of default and no debt is owed to Mariner.

Schedule 9.03-1

SCHEDULE 9.05

INVESTMENTS

In October 2010, Freedom Logistics LLC (“Freedom”) was formed by Platinum and Freedom HHC Management, LLC, the members of which are Messers John Hoffman, James Hagemeier and David Cantu (a member of BEEOO’s management), to hold two helicopters, the purchase of which by Freedom was guaranteed by Black Elk in the aggregate principal amount of $3.2 million. In early 2010, Black Elk had loaned $1.0 million to Freedom for use in acquiring the helicopters and this amount was repaid as of September 30, 2010. The helicopters are being leased to Helicopter Services Inc. (“HSI”), a Houston-based Texas corporation that specializes in charter operations. Pursuant to the terms of the lease agreement, HSI will operate the helicopters in the ordinary course of its business and BEEOO will have first priority on the use of such operations. The entry into this arrangement and related matters, including the guarantee of the purchase of the helicopters and the loan, was approved by our full Board of Managers of BEEOO.

Schedule 9.05-1